Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061
Contact: Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2015 RESULTS

LINCOLN, Nebraska (November 3, 2015) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the third quarter of 2015.

●	Net New Sales $5.9 million
●	Total Contract Value $109.3 million
●	Revenue up 7% to $25.2 million
●	Net Income of $4.1 million

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “The market continues to validate the uniqueness of our product offerings accelerating our goal of distancing ourselves from traditional competitors. In addition to product investments, we are aggressively investing in talent, a great example of which being the recent promotion of Steve Jackson to President of NRC.”

Revenue for the quarter ended September 30, 2015, was $25.2 million, compared to
$23.7 million for the same quarter in 2014. Net income for the quarter ended September 30, 2015, was $4.1 million, compared to $4.6 million for the same quarter in 2014. Diluted earnings per share decreased to $0.10 for Class A shares and $0.59 for Class B shares for the quarter ended September 30, 2015, from diluted earnings per share of $0.11 for Class A shares and $0.64 for Class B shares for the quarter ended September 30, 2014. Combined diluted earnings per share (a non-GAAP measure) decreased to $0.17 for the quarter ended September 30, 2015, from $0.19 for the third quarter of 2014.

Regarding third quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We are encouraged by the improved revenue growth in the third quarter as our net new sales growth from prior quarters translates into increased revenue.”

NRC Announces Third Quarter 2015 Results

November 3, 2015

A listen-only simulcast of National Research Corporation’s 2015 third quarter conference call will be available online at http://edge.media-server.com/m/p/zwxoje6f on November 3, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 34 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Third Quarter 2015 Results

November 3, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue	$25,244	$23,682	$75,979	$73,713

Operating expenses:
Direct expenses	11,006	9,769	33,246	30,871
Selling, general and administrative	6,620	5,805	20,883	18,154
Depreciation and amortization	1,070	949	3,109	2,810
Total operating expenses	18,696	16,523	57,238	51,835

Operating income	6,548	7,159	18,741	21,878

Other income (expense):
Interest income	14	22	46	58
Interest expense	(52)	(76)	(172)	(236)
Other, net	(25)	2	(22)	16

Total other expense	(63)	(52)	(148)	(162)

Income before income taxes	6,485	7,107	18,593	21,716

Provision for income taxes	2,346	2,555	6,910	7,659

Net income	$4,139	$4,552	$11,683	$14,057

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.10	$0.11	$0.28	$0.34
Class B	$0.59	$0.66	$1.67	$2.03
Diluted Earnings Per Share:
Class A	$0.10	$0.11	$0.28	$0.33
Class B	$0.59	$0.64	$1.65	$1.99

Weighted average shares and share equivalents outstanding
Class A - basic	20,726	20,771	20,769	20,761
Class B - basic	3,478	3,474	3,478	3,472
Class A - diluted	20,937	21,035	21,002	21,078
Class B - diluted	3,521	3,536	3,522	3,538

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NRC Announces Third Quarter 2015 Results

November 3, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Sep. 30,	Dec. 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$37,580	$40,042
Accounts receivable, net	12,889	8,116
Income taxes receivable	723	1,100
Assets held-for-sale	1,341	--
Other current assets	3,534	3,930
Total current assets	56,067	53,188

Property and equipment, net	11,161	12,143
Goodwill	57,867	58,489
Other, net	4,381	5,690
Total Assets	$129,476	$129,510

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,449	$6,028
Deferred revenue	17,454	15,095
Accrued compensation	4,730	4,365
Income taxes payable	-	110
Notes payable	2,383	2,328
Liabilities held-for-sale	568	--
Total Current Liabilities	31,584	27,926

Non-current liabilities	11,302	13,836

Total Liabilities	42,886	41,762

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,538,056 in 2015 and 25,475,662 in 2014, outstanding 20,802,881 in 2015 and 20,894,286 in 2014
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,262,287 in 2015 and 4,251,889 in 2014, outstanding 3,502,344 in 2015 and 3,494,865 in 2014
Additional paid-in capital	43,335	44,864
Retained earnings	77,826	73,686
Accumulated other comprehensive loss	(2,570)	(773)
Treasury stock	(32,031)	(30,058)
Total shareholders’ equity	86,590	87,748
Total liabilities and shareholders’ equity	$129,476	$129,510

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NRC Announces Third Quarter 2015 Results

November 3, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Combined Earnings Per Share
Basic Earnings Per Share	$0.17	$0.19	$0.48	$0.58
Diluted Earnings Per Share	$0.17	$0.19	$0.47	$0.57

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,204	24,245	24,247	24,324
Combined - Diluted	24,458	24,571	24,524	24,617

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